Exhibit 99.1

NEWS RELEASE	C2012-07
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST

Contacts

DST:

Kenneth V. Hager (816) 435-8603

Vice President and Chief Financial Officer

Media:

Matthew Sherman / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Art Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

FOR IMMEDIATE RELEASE – May 1, 2012	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST

QUARTER 2012 FINANCIAL RESULTS

KANSAS CITY, MO (May 1, 2012) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $55.3 million ($1.22 per diluted share) for the first quarter 2012 compared to $53.4 million ($1.14 per diluted share) for the first quarter 2011. Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $47.5 million ($1.05 per diluted share) for first quarter 2012 compared to $50.7 million ($1.08 per diluted share) for first quarter 2011.

The diluted EPS impact of non-GAAP adjustments for first quarter 2012 is summarized as follows:

Reported GAAP diluted EPS	$1.22
Net realized and unrealized investment gains	(0.24)
Employee termination expenses	0.06
Business advisory expenses	0.01
Adjusted Non-GAAP diluted EPS	$1.05

First quarter 2012 financial highlights, taking into account non-GAAP adjustments, were as follows:

•	Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $49.9 million or 11.7% to $475.9 million as compared to first quarter 2011. Financial Services operating revenues increased $30.3 million or 10.8% primarily from operating revenues from ALPS Holdings, Inc. (“ALPS”), acquired on October 31, 2011. Output Solutions operating revenues increased $19.1 million or 13.1% reflecting the acquisitions of Lateral Group Limited (“Lateral”) in August 2011 and Newkirk Products, Inc. (“Newkirk”) in May 2011.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 2

•	Income from operations decreased $8.1 million or 11.1% compared to first quarter 2011. Financial Services income from operations decreased $7.2 million or 11.5% during the quarter to $55.2 million from approximately $6.0 million of higher costs associated with the development of new business initiatives. Consolidated Output Solutions income from operations decreased $1.0 million or 10.4% during the quarter to $8.6 million reflecting Canadian plant expansion costs and new client start-up expenses. Investments and Other income from operations increased $200,000 during the quarter to $2.8 million from higher operating revenues.

•	Equity in earnings of unconsolidated affiliates decreased $3.1 million over the prior year quarter due to declines in earnings at International Financial Data Services (“IFDS”) which were partially offset by increases in other unconsolidated affiliates. The decline in IFDS earnings was attributable to costs to establish its Percana software for insurance and pension recordkeeping services in the United Kingdom, with the conversion of two insurance / pension clients and costs for conversion of three international shareowner processing clients.

•	Other income increased $2.8 million over the prior year quarter primarily from foreign currency gains, unrealized appreciation on trading securities (offsetting the increase in deferred compensation expense in the Financial Services Segment) and higher dividend income.

•	The Company’s income tax rate was 32.5% for first quarter 2012 as compared to 36.0% in first quarter 2011 from increased dividend income received deduction and higher international earnings.

Share-related and debt activity were as follows:

•	The Company had 44.9 million shares of common stock outstanding at March 31, 2012, an increase of approximately 800,000 shares from December 31, 2011 primarily from shares issued under equity compensation plans. Shares decreased by 1.6 million shares from March 31, 2011 attributable to share repurchases during the second half of 2011.

•	Average diluted shares outstanding for first quarter 2012 were 45.2 million shares, an increase of 500,000 shares or 1.1%, from fourth quarter 2011 and a decrease of 1.8 million shares or 3.8% from first quarter 2011. The changes in average diluted shares outstanding from fourth quarter 2011 and first quarter 2011 are for the same reasons mentioned above with regards to shares of common stock outstanding.

•	Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at March 31, 2012 were 3.6 million, of which 2.6 million were stock options, 100,000 were restricted stock and 900,000 were restricted stock units. Equity units decreased 1.4 million units or 28.0% from December 31, 2011 and decreased 1.1 million units or 23.4% from March 31, 2011. The decrease in equity units is primarily from the exercise and expiration of stock options.

•	On February 24, 2012, the Board of Directors of DST declared a cash dividend of $0.40 per common share that was paid on April 10, 2012 to stockholders of record at the close of business on March 16, 2012. The cash dividend was increased by $0.05 per share from the last dividend paid.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 3

•	At March 31, 2012, the Company’s total debt outstanding was $1,360 million, $20 million less than December 31, 2011.

Business development activities

IOS Non-controlling Interest Acquisition

As previously announced, in January 2012, DST acquired the remaining shares of its Innovative Output Solutions Limited (“IOS”) subsidiary for approximately $17.7 million, making IOS a wholly-owned subsidiary.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for first quarter 2012 increased $30.3 million or 10.8% to $311.1 million as compared to first quarter 2011. ALPS contributed approximately $23.8 million of operating revenues for the quarter. Brokerage, retirement, healthcare and AWD operating revenues increased as compared to first quarter 2011. These operating revenue increases were partially offset by lower operating revenues for mutual fund registered shareowner account servicing.

The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts serviced during the three months ended March 31, 2012 (in millions):

Registered Accounts
Beginning balance	85.1
New client conversions	0.5
Subaccounting conversions to DST platforms	(1.7)
Subaccounting conversions to non-DST platforms	(1.4)
Organic growth	0.3
Ending balance	82.8

Subaccounts
Beginning balance	14.6
Conversions from non-DST registered platforms	0.1
Conversions from DST's registered accounts	1.7
Organic growth	0.3
Ending balance	16.7

Total accounts	99.5

FOR IMMEDIATE RELEASE – May 1, 2012	Page 4

Tax-advantaged accounts were 42.7 million at March 31, 2012, essentially unchanged as compared to December 31, 2011. Tax-advantaged accounts represent 51.6% of total registered accounts serviced at March 31, 2012, as compared to 45.4% at March 31, 2011.

As previously announced, two clients affiliated with Bank of New York Mellon Corporation (“BNYM”), a competitor of DST, are planning to convert to BNYM’s in-house platform before September 30, 2012. These two clients comprise approximately 5.8 million subaccounts and 800,000 registered accounts that are remaining to be converted.

Projections of registered accounts converting to subaccounts are based on information obtained from DST’s clients and are subject to change. Based on results through March 31, 2012 and information provided by its clients regarding the remainder of the year, the Company currently expects total conversions of registered accounts to subaccounts in 2012 to be between 8-10 million, of which approximately 30% of these accounts should convert to DST’s subaccounting platform. The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company’s estimates.

ALPS operating revenues during first quarter 2012 were $23.8 million. Assets under active distribution by ALPS at March 31, 2012 were $57.5 billion, an increase of $5.6 billion or 10.8% from December 31, 2011. Assets under administration by ALPS at March 31, 2012 were $94.2 billion, an increase of $0.6 billion or 0.6% from December 31, 2011.

Brokerage operating revenues increased from higher levels of subaccounts serviced and revenues from acquired businesses. Subaccounts serviced increased 1.3 million accounts or 8.4% from March 31, 2011.

Retirement operating revenues were higher than first quarter 2011 resulting from higher levels of defined contribution participants serviced. The following table summarizes changes in defined contribution participants serviced during the three months ended March 31, 2012 (in millions):

Defined Contribution Participants
Beginning balance	4.6
Organic growth	0.1
Ending balance	4.7

Previously announced participant conversions totaling approximately 1.3 million are expected to occur in 2012 and 2013, with approximately 600,000 participant conversions to occur in fourth quarter 2012.

DST HealthCare operating revenues increased principally from higher volumes of pharmacy claims processed. Pharmacy claims paid during first quarter 2012 were 99.2 million, an increase of 7.5 million claims or 8.2% from the prior year quarter. The increase in pharmacy claims paid in first quarter 2012 is associated with new clients and higher volumes processed from existing clients. Covered lives using DST’s medical claim processing platforms were 22.6 million at March 31, 2012, unchanged from both December 31, 2011 and March 31, 2011.

DST’s business process and document management revenues, including revenues associated with its AWD product, increased principally from higher license sales. Active AWD users at March 31, 2012 were 200,500, essentially unchanged from December 31, 2011.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 5

DST Global Solutions (investment management) operating revenues during first quarter 2012 were essentially unchanged from the same period in 2011.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD. Operating revenues include approximately $11.4 million of software license fee revenues for first quarter 2012, an increase of $2.6 million or 29.5% over the same period in 2011 reflecting higher AWD software license fee revenues, partially offset by lower medical claims license fee revenues. While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services costs and expenses for first quarter 2012, excluding reimbursable operating costs, increased $34.1 million or 17.0% to $234.9 million. Excluding deferred compensation, operating costs and expenses increased $32.9 million in first quarter 2012, primarily from the inclusion of ALPS and other 2011 acquisitions and from higher business development expenses.

Business development and start-up costs for the insurance, brokerage and retirement businesses during the quarter were $11.6 million, an increase of $6.0 million as compared to first quarter 2011. The Company anticipates that it will recognize $0.60 - $0.65 of after tax expense per diluted share of business development and start-up expenses for these businesses in 2012.

Financial Services depreciation and amortization increased $3.4 million in first quarter 2012. The increase in depreciation and amortization is attributable to intangible asset amortization expense of $2.3 million from 2011 Financial Services Segment acquisitions (of which ALPS was $1.6 million) and depreciation from recent capital expenditures. These increases were partially offset by lower intangible asset amortization from DST Health Solutions as certain assets became fully amortized at September 30, 2011.

Financial Services Segment income from operations for first quarter 2012 totaled $55.2 million as compared to $62.4 million in first quarter 2011, a decrease of $7.2 million or 11.5%, reflecting $6.0 million of increased new business development costs referred to above. Operating margin for first quarter 2012 was 17.7% as compared to 22.2% for first quarter 2011.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 6

Output Solutions Segment

The following table presents the financial results of the Output Solutions Segment for first quarter 2012 and 2011 (in millions):

	Three Months Ended March 31,
	2012			2011
	Operating	Operating Income	Operating	Operating	Operating Income	Operating
	Revenue	(Loss)	EBITDA	Revenue	(Loss)	EBITDA

North America	$113.7	$9.6	$16.9	$107.5	$10.4	$18.2

United Kingdom	51.7	(1.0)	2.7	38.8	(0.8)	2.0

Output Solutions Segment	$165.4	$8.6	$19.6	$146.3	$9.6	$20.2

The increase in Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for first quarter 2012 of $19.1 million or 13.1% is mostly attributable to operating revenues from the acquisitions of Lateral and Newkirk. Out-of-pocket reimbursement revenues increased $12.2 million or 8.0% in first quarter 2012 to $164.7 million, attributable to higher volumes from new clients and volumes from the Lateral and Newkirk acquisitions.

The following table sets out images produced and packages mailed (in millions):

	Three Months Ended
	March 31,
	2012	2011
Images Produced
North America	2,359.5	2,273.9
United Kingdom	556.8	496.7
Output Solutions Segment	2,916.3	2,770.6
Packages Mailed
North America	545.9	514.1
United Kingdom	189.8	191.2
Output Solutions Segment	735.7	705.3

Output’s North America operating revenues increased $6.2 million or 5.8% in first quarter 2012 to $113.7 million principally from the Newkirk acquisition and from new client revenues, which were partially offset by lower volumes from existing clients. North America images produced during first quarter 2012 were 2.4 billion, a 3.8% increase over first quarter 2011. North America items mailed during first quarter 2012 were 545.9 million, an increase of 31.8 million items mailed or 6.2% as compared to the same period in 2011. The increase in images produced and items mailed was primarily the result of the acquisition of Newkirk and new client volumes, which were partially offset by lower volumes from existing clients.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 7

North America income from operations was $9.6 million during first quarter 2012, a decrease of $800,000 from first quarter 2011, primarily reflecting costs in Canada for plant expansion and new client conversion costs and seasonally lower Newkirk revenues. Included in the quarter’s income from operations was approximately $200,000 of intangible asset amortization expense principally associated with the Newkirk acquisition. North America operating margin was 8.4% for first quarter 2012 as compared to 9.7% in first quarter 2011. North America Operating EBITDA was $16.9 million, a decrease of $1.3 million or 7.1% from first quarter 2011.

During first quarter 2012, Output Solutions received four new client commitments in North America representing, when fully transitioned, approximately 26 million of aggregate packages annually, based on current volume levels. Full conversion activities related to these new clients is expected to be completed in the second half of 2012.

Output’s United Kingdom operating revenues increased $12.9 million or 33.2% in first quarter 2012 to $51.7 million principally from the Lateral acquisition, partially offset by lower volumes from existing clients. United Kingdom images produced during first quarter 2012 were 556.8 million, an increase of 60.1 million or 12.1% as compared to the same period in 2011. United Kingdom items mailed during first quarter 2012 were 189.8 million, a decrease of 1.4 million or 0.7% as compared to the same period in 2011. The increase in images produced was primarily the result of the acquisition of Lateral. The decrease in packages mailed resulted from volume declines, which were partially offset by packages mailed by Lateral.

United Kingdom recorded a loss from operations of $1.0 million during first quarter 2012, which was $200,000 more than the loss recorded in first quarter 2011. Included in the quarter’s loss was approximately $1.1 million of intangible asset amortization expense associated with the Lateral and dsicmm acquisitions, an increase of $500,000 as compared to first quarter 2011. Lower than expected revenues contributed to the quarter’s loss. Output’s United Kingdom Operating EBITDA was $2.7 million, an increase of $700,000 from first quarter 2011.

IOS has reviewed its current cost structure in the United Kingdom in order to identify additional cost savings opportunities from the acquisition of Lateral. The Company has determined that it will close two United Kingdom operating locations before the end of 2012. The Company incurred employee related restructuring charges in first quarter 2012, which were treated as a non-GAAP adjustment, associated with actions resulting from this review. The Company expects to incur facility related restructuring charges later in 2012 as certain leased facilities become vacated.

Investments and Other Segment

Investments and Other Segment operating revenues increased $300,000 or 2.1% to $14.4 million for first quarter 2012 as compared to first quarter 2011 primarily due to higher rental activities. Income from operations increased $200,000 to $2.8 million primarily from higher real estate revenues.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 8

Review of DST’s U.S. Real Estate Holdings

The following table summarizes the square footage of real estate facilities wholly-owned by DST or owned through unconsolidated affiliates of DST as of March 31, 2012 (in millions):

	DST	Joint
	Wholly	Venture
	Owned*	Owned*
Occupied by DST and related affiliates	1.9	0.5
Occupied by third parties	1.4	2.4
Total	3.3	2.9

* Amounts exclude square footage of wholly-owned data centers and a joint venture-owned 1,000 room convention hotel.

DST’s U.S. real estate holdings generated $0.03 diluted EPS and had $5.3 million of Operating EBITDA (defined as operating income plus depreciation and amortization) for the three months ended March 31, 2012, an increase of $0.02 of diluted EPS and $500,000 of Operating EBITDA as compared to first quarter 2011.

DST also evaluates its real estate holdings on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. Using this methodology, for the three months ended March 31, 2012, DST’s real estate holdings had $5.8 million or $0.13 per diluted share, of FFO, an increase of $1.1 million or $0.03 per diluted share of FFO as compared to first quarter 2011.

At March 31, 2012, consolidated U.S. real estate related debt was $110.5 million. DST’s pro-rata share of debt associated with joint venture real estate at March 31, 2012 was $190.8 million, substantially all of which is non-recourse debt.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended
	March 31,
	2012	2011
BFDS	$3.2	$3.2
IFDS	1.5	5.8
Other	0.6	(0.6)
	$5.3	$8.4

DST’s equity in BFDS earnings for first quarter 2012 was $3.2 million, unchanged as compared to first quarter 2011. Lower revenues in 2012 associated with reduced levels of accounts serviced resulting from subaccounting conversions were offset by lower operating expenses and a lower income tax rate. In addition, earnings from average daily client cash balances had a negative impact on the quarter’s results. Average daily client cash balances invested by BFDS were $1.2 billion during first quarter 2012 compared to $1.3 billion during first quarter 2011 from lower levels of transaction activity. Average interest rates earned on the balances decreased from 0.16% in first quarter 2011 to 0.10% in first quarter 2012, which were not sufficient to cover banking and transaction fees.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 9

DST’s equity in IFDS earnings for first quarter 2012 decreased $4.3 million as compared to first quarter 2011, primarily from lower earnings at IFDS U.K. and IFDS Canada. The decline in IFDS earnings was attributable to costs to establish its Percana software for insurance and pension recordkeeping services in the United Kingdom, with the conversion of two insurance / pension clients and costs for conversion of three international shareowner processing clients. New product development and client conversion costs will continue to negatively impact earnings in 2012.

Shareowner accounts serviced by IFDS U.K. were 8.2 million at March 31, 2012, an increase of 100,000 accounts from December 31, 2011 and an increase of 900,000 accounts from March 31, 2011. As previously announced, IFDS U.K. is in the process of converting two new shareowner processing clients with approximately 800,000 accounts by December 31, 2012. Shareowner accounts serviced by IFDS Canada were 10.4 million at March 31, 2012, an increase of 300,000 accounts from December 31, 2011 and a decrease of 400,000 accounts from March 31, 2011. As previously announced, IFDS Canada is in the process of converting a new client which is expected to increase shareowner accounts serviced by 10% to 15% in fourth quarter 2012.

DST’s equity in earnings of other unconsolidated affiliates for first quarter 2012 increased $1.2 million to $600,000 as compared to first quarter 2011, mostly from improved performance by certain real estate affiliates.

Other income, net

Other income, net during first quarter 2012 increased $2.8 million over first quarter 2011 to $12.2 million. The increase in other income is attributable to foreign currency exchange gains, unrealized appreciation on trading securities (the effect of which is offset as an increase in costs and expenses in the Financial Services Segment) and higher dividend income. State Street Corporation increased its quarterly dividend per share to $0.24, an increase of $0.06 per share or $600,000 as compared to first quarter 2011.

Interest expense

Interest expense was $11.7 million for first quarter 2012, unchanged from first quarter 2011. Lower interest rates on the Company’s revolving credit agreements and accounts receivable securitization program were partially offset by higher weighted average debt amounts outstanding, including a new $125 million term loan facility for the ALPS acquisition on October 31, 2011.

Income taxes

The Company’s tax rate was 32.5% for first quarter 2012, a decrease of 3.5% from first quarter 2011, principally from increased dividend income and higher international earnings. Excluding the effect of discrete period items and the item discussed below in the “recent second quarter 2012 developments” section, the Company expects its tax rate to be approximately 34.5% for 2012, but this rate will likely vary depending on the timing of estimated 2012 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

FOR IMMEDIATE RELEASE – May 1, 2012	Page 10

Recent second quarter 2012 developments

DST has been advised that it may receive a dividend from an investment in a privately held company. In addition, DST has agreed to sell a portion of its shares in a transaction arranged by the privately held company. Receipt of the dividend and completion of the sale are both subject to certain conditions including the closing of related recapitalization transactions involving the privately held company. The private company expects the recapitalization transactions, payment of the dividend and closing of the sale to occur in May 2012. However, there can be no assurance that the related recapitalization transactions will occur. The dividend is estimated at $47 million and DST would expect to receive approximately $140 million of pre-tax cash proceeds from the sale. DST plans to pay down existing indebtedness with any after-tax proceeds from the dividend and investment sale.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

The Company has also presented certain information about its real estate holdings and related financial results on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REIT’s as a supplemental measure to U.S. generally accepted accounting principles net income available to common stockholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP, is not indicative that cash flows are adequate to fund all cash needs for the Company's real estate operations and should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT's calculate FFO the way the Company has, so comparisons with REIT’s should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST's financial statements to better understand the operating performance of DST’s real estate holdings.

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DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with computation of Operating EBITDA by other companies. The Company believes a useful measure of the Output Solutions and Investments and Other Segments contribution to DST’s results is to focus on cash flow and DST’s management believes Operating EBITDA is useful for this purpose. A reconciliation of Output Solutions Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release. The non-GAAP adjustments to these reconciliations are described in the attached schedule titled “Description of Non-GAAP Adjustments”.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

* * * * *

Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 12

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating revenues	$475.9	$429.5
Out-of-pocket reimbursements	177.3	162.2

Total revenues	653.2	591.7

Costs and expenses	559.1	492.3
Depreciation and amortization	34.0	30.1

Income from operations	60.1	69.3

Interest expense	(11.7)	(11.7)
Other income, net	29.7	17.2
Equity in earnings of unconsolidated affiliates	5.3	8.4

Income before income taxes and non-controlling interest	83.4	83.2
Income taxes	28.1	30.1

Net income	55.3	53.1
Net loss attributable to non-controlling interest		0.3

Net income attributable to DST Systems, Inc.	$55.3	$53.4

Average common shares outstanding	44.5	46.4
Average diluted shares outstanding	45.2	47.0

Basic earnings per share	$1.24	$1.15
Diluted earnings per share	$1.22	$1.14

FOR IMMEDIATE RELEASE – May 1, 2012	Page 13

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues
Financial Services
Operating	$311.1	$284.3
OOP reimbursements	14.5	10.6
	$325.6	$294.9

Output Solutions
Operating	$165.4	$146.3
OOP reimbursements	164.7	152.5
	$330.1	$298.8

Investments and Other
Operating	$14.4	$14.1
OOP reimbursements	0.1	0.6
	$14.5	$14.7

Eliminations
Operating	$(15.0)	$(15.2)
OOP reimbursements	(2.0)	(1.5)
	$(17.0)	$(16.7)

Total Revenues
Operating	$475.9	$429.5
OOP reimbursements	177.3	162.2
	$653.2	$591.7

FOR IMMEDIATE RELEASE – May 1, 2012	Page 14

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Income (loss) from operations
Financial Services	$52.1	$63.1
Output Solutions	7.2	5.5
Investments and Other	2.8	2.6
Elimination Adjustments	(2.0)	(1.9)
	$60.1	$69.3

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	March 31,	December 31,
Selected Balance Sheet Information	2012	2011

Cash and cash equivalents	$52	$41
Debt	1,360	1,380

	Three Months Ended March 31,
Capital Expenditures, by Segment	2012	2011

Financial Services	$15	$10
Output Solutions	12	2
Investments and Other	1	1

FOR IMMEDIATE RELEASE – May 1, 2012	Page 15

DST Systems, Inc.

Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended March 31, 2012, have been treated as non-GAAP adjustments:

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $500,000. The income tax benefit associated with these expenses was approximately $200,000. The Company expects these services to continue for the next several quarters.

•	Employee termination expenses of $4.0 million associated with reductions in workforce in the Financial Services Segment ($2.6 million) and the Output Solutions Segment ($1.4 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $1.3 million.

•	Other net gain, in the amount of $17.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $6.7 million. The $17.5 million of net gains on securities and other investments for first quarter 2012 was comprised of net realized gains from sales of available-for-sale securities of $15.4 million and net gains on private equity funds and other investments of $2.4 million, partially offset by other than temporary impairments on available-for-sale securities of $300,000. The Company sold 2.5 million shares of Computershare Ltd. in first quarter 2012, received cash proceeds of approximately $22.5 million and recorded a gain of $10.1 million.

The following items, which occurred during the quarter ended March 31, 2011, have been treated as non-GAAP adjustments:

•	Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million. The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses. The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•	Employee termination expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $2.1 million.

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•	Other net gain, in the amount of $7.8 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $3.0 million. The $7.8 million of net gains on securities and other investments for the first quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $8.1 million and net losses on private equity funds and other investments of $300,000.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 17

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Three Months Ended March 31,

(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$60.1	$83.4	$55.3	$55.3	$1.22

Adjusted to remove:

Included in operating income:

Business advisory expenses - Financial Services	0.5	0.5	0.3	0.3	0.01
Employee termination expenses - Financial Services	2.6	2.6	1.6	1.6	0.04
Employee termination expenses - Output Solutions	1.4	1.4	1.1	1.1	0.02

Included in non-operating income:

Net gain on securities and other investments		(17.5)	(10.8)	(10.8)	(0.24)

Adjusted Non-GAAP income	$64.6	$70.4	$47.5	$47.5	$1.05

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$69.3	$83.2	$53.1	$53.4	$1.14

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Svcs.	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05

Included in non-operating income:

Net gain on securities and other investments		(7.8)	(4.8)	(4.8)	(0.10)

Adjusted Non-GAAP income	$72.7	$78.8	$50.4	$50.7	$1.08

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – May 1, 2012	Page 18

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

OUTPUT SOLUTIONS SEGMENT

(Unaudited - in millions)

	Three Months Ended
	March 31,
	2012	2011

Reported GAAP income (loss) from operations	$7.2	$5.5

Adjusted to remove:

Depreciation and amortization	11.0	10.6

Operating EBITDA, before non-GAAP items	18.2	16.1

Adjusted to remove:

Employee termination expenses	1.4	4.1

Adjusted operating EBITDA, after non-GAAP items	$19.6	$20.2

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments

FOR IMMEDIATE RELEASE – May 1, 2012	Page 19

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions)

	Three Months Ended
	March 31,
	2012	2011

Reported GAAP income (loss) from operations	$2.8	$2.6

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(0.1)	(0.1)

U.S. Real Estate Operations GAAP income from operations	2.9	2.7

Adjusted to remove:

Depreciation and amortization	2.4	2.1

Operating EBITDA	$5.3	$4.8

Note:	See the “Description of Non-GAAP Adjustments” section for a description of each of the above adjustments and see the “Use of Non-GAAP Financial Information” section for management’s reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – May 1, 2012	Page 20

DST SYSTEMS, INC.

RECONCILIATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES

TO FUNDS FROM OPERATIONS ("FFO") AND DILUTED EPS

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Reported GAAP earnings before interest and income taxes	$28.0	$16.8

Adjusted to remove:

GAAP earnings from non U.S. real estate operations	24.3	14.8

Reported U.S. Real Estate Operations GAAP earnings
before interest and income taxes	3.7	2.0

Less: interest expense	(1.5)	(1.5)
Less: income taxes on earnings above	(0.9)	(0.2)
Reported U.S. Real Estate Operations net income (loss)	$1.3	$0.3

Reported U.S. Real Estate Operations diluted EPS	$0.03	$0.01

Reported U.S. Real Estate Operations net income (loss)	$1.3	$0.3

Adjusted to remove:

Depreciation and amortization	2.4	2.1

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.1	2.3
U.S. Real Estate Funds from operations	$5.8	$4.7

U.S. Real Estate Funds from operations Diluted EPS	$0.13	$0.10

Note:	See the use of "Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.